Exhibit 99.1

FOR IMMEDIATE RELEASE:     August 8, 2006
CONTACT:                   John W. Pearson
                           406-373-8742

                STILLWATER MINING REPORTS SECOND QUARTER RESULTS

BILLINGS, MONTANA - STILLWATER MINING COMPANY (NYSE:SWC) reported a net loss of $2.3 million for the second quarter of 2006 or $0.03 per diluted share, on revenue of $116.8 million, compared to a net loss of $0.6 million for the second quarter of 2005 or $0.01 per diluted share, on revenue of $125.4 million. Last year's second quarter included $2.3 million of income and $20.7 million of revenue from sales of approximately 110,000 ounces of the palladium received in the 2003 Norilsk Nickel transaction. The Company completed the liquidation of the last of these palladium ounces during the first quarter of 2006.

PGM market prices were substantially higher in the current quarter than a year ago, but the Company's per-ounce realizations were only marginally higher. The Company's palladium sales benefit from floor prices in its sales contracts that generally were above the current market price during the quarter. Under these contracts, until the palladium market price exceeds these floors, the Company realizes no additional benefit from palladium price increases. The Company's realized price for platinum continues to be limited by past forward sales commitments at prices below the current market. The platinum prices realized under these forward sales commitments will increase in future quarters.

During the first and second quarters of this year, the Company began receiving significantly higher volumes of spent catalytic materials for recycling. Earnings from the recycling business during the first six months of 2006, benefiting from increased volumes and higher PGM prices, already have nearly equaled the Company's full-year earnings from recycling in 2005. In addition, much of the benefit of higher second-quarter volumes will not be realized in revenues and earnings until the second half of the year as the finished metals are sold.

Mine PGM production for the first half of 2006 was approximately 12,000 ounces ahead of production for the same period last year, reflecting productivity improvements at East Boulder in particular. However, due to inventory timing, ounces sold were lower and mining revenues declined slightly between the periods.

SECOND QUARTER 2006 HIGHLIGHTS

o PGM prices continued to move higher during the first half of the quarter, with palladium peaking in mid-May at $404 per ounce and ending the quarter at $312 per ounce.

o The per-ounce realized price for palladium in the quarter was $378 and the average market price was $345, compared to a realized price of $355 per ounce and an average market price of $192 per ounce in the second quarter 2005. The per-ounce realized price for platinum in the quarter was $839 and the average market price $1,189, compared to a realized price per ounce of $832 and an average market price per ounce of $871 in the second quarter of 2005.

o Consolidated PGM mine production of 149,000 ounces is in line to meet mine production guidance of 595,000 to 625,000 ounces for this year.

o Total cash cost of $322 per ounce is above the Company's guidance; nevertheless the Company reaffirms its guidance of $300 to $315 per ounce for this year. Combined average realized price per ounce of mine production sold was $484 in the quarter.

o The Company's mine transformation efforts are on track with primary development footage in the second quarter of 10,400 feet and captive cut and fill tonnage of approximately 400 tons of ore per day combined from both mines.

o Processing of recycled PGM materials increased to an average rate of 16.9 tons of spent catalyst per day, up more than 75% over 2005.

For the first half of 2006, the Company reported a net loss of $1.7 million, or $0.02 per diluted share, on revenue of $256.8 million, compared to a net loss of $1.8 million, or $0.02 per diluted share, on revenue of $253.8 million for the first six months of 2005. The 2006 net loss includes the limited effect of higher PGM prices offset by a decrease in palladium inventory sales due to completion in early 2006 of the liquidation of the palladium ounces received in the 2003 Norilsk Nickel transaction.

Announcing the Company's results, Stillwater Chairman and Chief Executive Officer, Francis R. McAllister said, "Our focus continues to be on transforming our mine operations by increasing the use of selective mining methods and increasing the developed state of the mines. This will position the Company for improved productivity, higher production and reduced unit costs in the future. These efforts require higher capital expenditures for 2006 and part of 2007, although we expect capital expenditures for 2006 to be somewhat less than the $107 million projected."

Mr. McAllister continued, "The Company and its operations performed well during the quarter and are essentially on plan for the year. Ore production at the Stillwater Mine averaged 1,977 tons of ore per day during the second quarter and 1,967 tons per day during the first six months of 2006. At the East Boulder Mine the rate of ore production averaged 1,592 and 1,641 tons of ore per day during the second quarter and the first six months of 2006, respectively."

"Recycling volumes have increased substantially during 2006, totaling 148,000 ounces of recoverable PGMs for the first six months of 2006, compared to 110,000 ounces of recoverable PGMs for the comparable period of 2005. During the second quarter 2006, PGM recycling ounces fed into the smelter increased to 88,000 ounces compared to 60,000 ounces fed during first quarter 2006 and 51,200 ounces fed in the second quarter of 2005. The effect of this second-quarter growth in volume on the Company's reported earnings will not be fully reflected until the second half of the year when processing of these ounces is completed and the finished ounces are delivered to customers. The growth in catalyst volumes, combined with the effect of higher PGM prices on the acquisition cost of catalyst material during 2006, has resulted in a substantial increase in working capital tied up in inventory associated with the Company's recycling activities. Total working capital for recycling has grown to about $90 million at June 30, 2006, compared to approximately $23 million at June 30, 2005", stated Mr. McAllister.

"We continue to see growing worldwide interest in palladium for use as a jewelry metal, new palladium-based applications in consumer electronics and the emergence of palladium's role in the latest diesel emission technology, all of which should serve to strengthen the price of palladium.

In developing the market for palladium jewelry, the Company has been instrumental in establishing the Palladium Alliance International (PAI), a palladium industry group that will coordinate and focus promotional efforts; campaign for regulatory recognition of palladium as a precious jewelry metal; and provide an informational website that provides a technical forum and a list of selected retailers who feature palladium jewelry. During the second quarter, PAI attended key jewelry retail and manufacturing shows and promoted the use of palladium as a pure jewelry metal with some success. While the PAI is still in its infancy, as it grows its successes could expand palladium's role internationally as a luxury jewelry metal", said Mr. McAllister.

"Turning to the metal markets, at the end of the second quarter of 2006, the Company had secured platinum prices in the forward market by entering into financially settled forward transactions covering 163,500 ounces, or about approximately 53% of the Company's anticipated platinum mine production for the period from July 2006 through June 2008 at an anticipated average price of about $943 per ounce. The Company recorded hedging expense in the second quarter of 2006 totaling $9.2 million for fixed forward and financially-settled forward contracts that settled below market price during the quarter compared to a hedging expense of $1.3 million in the second quarter of 2005. These financially settled forward transactions provide a measure of protection to the Company against any significant decline in platinum prices," Mr. McAllister concluded.

OPERATING RESULTS

QUARTER ENDED JUNE 30

Production

Total PGM production for the second quarter of 2006 was 149,000 ounces, which includes 115,000 ounces of palladium and 34,000 ounces of platinum at a total cash cost, a non-GAAP measure of extraction efficiency, of $322 per ounce, compared to the first quarter 2006 PGM production of 146,000 ounces at a total cash cost of $313 per ounce - and 2005 second quarter PGM production of 139,000 ounces, also at a total cash cost of $322 per ounce. While PGM production and realized prices were higher in the second quarter of 2006 than in the same quarter last year, they were offset by higher labor and material costs and higher severance taxes and royalties due to higher metal prices.

At the Stillwater Mine, PGM production in the second quarter of 2006 totaled 99,000 ounces at a total cash cost of $310 per ounce, mining at an average rate of 1,955 tons of ore per day. This compares to 93,000 ounces at a total cash cost of $312 in the first quarter of 2006 at an average rate of 1,956 tons of ore per day and 99,000 ounces at a total cash cost of $309 per ounce at an average rate of 1,951 tons of ore per day in the second quarter last year. During the quarter, the Stillwater Mine experienced some short-term issues related to grade and available mining areas and total cash cost was higher as a result of higher material costs and higher severance and royalties compared to the similar period in 2005.

The East Boulder Mine produced 50,000 ounces of PGMs at a total cash cost of $347 per ounce from mining at an average rate of 1,574 tons of ore per day in the first quarter of 2006. This compares to 53,000 ounces at a total cash cost of $315 per ounce at an average rate of 1,692 tons of ore per day in the first quarter of 2006 and 40,000 ounces at a total cash cost of $352 per ounce at an average rate of 1,298 tons of ore per day in the second quarter last year. The increase in production at the East Boulder Mine reflects the current available mining areas and the improved developed state resulting in increased productivity. Higher total cash cost is the result of higher material costs and higher severance taxes and royalties as a result of the higher PGM prices compared to the similar period in 2005.

Development

Primary development of underground footwall laterals and ramps totaled 10,400 feet, consisting of 6,800 feet at the Stillwater Mine and 3,600 feet at the East Boulder Mine, in the second quarter of 2006, well on track to achieve the Company's 2006 goal of 40,000 feet. Similarly, diamond drill footage in the second quarter of 2006 totaled 160,000 feet, representing 110,000 feet at the Stillwater Mine and 50,000 feet at the East Boulder Mine, in line with the goal of 600,000 feet for the year.

Selective Mining

Tonnage from the Company's captive cut and fill mining program increased to 400 tons per day during the second quarter of 2006, on track to achieve the Company's goal of 550 tons per day by year-end.

The Company's realized prices per ounce for mine production in the second quarter of 2006 were $378 for palladium, and $839 for platinum, compared to $355 and $832, respectively, in the second quarter of 2005. The Company's combined average realized price per ounce of mine production sold for the second quarter of 2006 was $484. The combined average market price per ounce for the second quarter of 2006 was $539 compared to $359 last year. The Company's combined realized price per ounce was partially constrained by ceiling prices on a portion of the Company's platinum sales and by lower than market realizations on platinum forward sales.

During the second quarter of 2006, the cost of metals sold from mine production was $50.0 million, compared to $51.3 million for the second quarter of 2005. The decrease was mostly due to a 5% decrease in ounces sold between the periods.

Second quarter 2006 sales include 34,000 ounces of PGMs from recycling activities, and no ounces of palladium inventory received in the 2003 Norilsk Nickel transaction, since the Company finished selling all of the palladium received in the 2003 Norilsk Nickel transaction in March 2006. Corresponding sales for the second quarter of 2005 were 26,000 ounces of PGMs from recycling activities and 110,000 ounces of the palladium received in the Norilsk Nickel transaction.

SIX MONTHS ENDED JUNE 30

Production

Total PGM production for the first half of 2006 was 295,000 ounces, which includes 228,000 ounces of palladium and 67,000 ounces of platinum at a total cash cost, a non-GAAP measure of extraction efficiency, of $318 per ounce, compared to PGM production of 283,000 ounces also at a total cash cost of $318 per ounce for the similar period in 2005. This increase in production reflects stronger performance at the East Boulder Mine, partially offset by short-term production challenges at the Stillwater Mine.

At the Stillwater Mine, PGM production in the first half of 2006 totaled 192,000 ounces at a total cash cost of $311 per ounce. This compares to 204,000 ounces at a total cash cost of $303 in the first half of 2005. For the same periods, the East Boulder Mine produced 103,000 ounces of PGMs at a total cash cost of $331 per ounce from mining, compared to 79,000 ounces at a total cash cost of $356 per ounce, respectively.

Development

For the first half of 2006, primary development of underground footwall laterals and ramps totaled 23,800 feet, well on track to achieve the Company's 2006 goal of 40,000 feet. Similarly, diamond drill footage for the first half of 2006 totaled 358,000 feet, in line with the goal of 600,000 feet for the year.

The Company's realized prices per ounce for mine production in the first half of 2006 were $370 for palladium, and $826 for platinum, compared to $355 and $827, respectively, in the first half of 2005. The Company's combined average realized price per ounce of mine production sold for the first half of 2006 was $471. The combined average market price per ounce for the first half of 2006 was $486 compared to $350 last year. The Company's combined realized price per ounce was partially constrained by ceiling prices on a portion of the Company's platinum sales and by lower than market realizations on platinum forward sales.

During the first half of 2006, the cost of metals sold from mine production was $94.4 million, compared to $97.0 million for the first half of 2005. The decrease primarily reflects the lower sales volumes from mine production sold between the periods.

First half 2006 sales include 72,000 ounces of PGMs from recycling activities, and 63,000 ounces of palladium out of the inventory received in the 2003 Norilsk Nickel transaction. Corresponding sales for the first half of 2005 were 61,000 ounces of PGMs from recycling activities and 219,000 ounces of the palladium received in the Norilsk Nickel transaction. The Company sold the last of the palladium ounces received in the 2003 Norilsk Nickel transaction in March 2006.

FINANCES

Quarter Ended June 30

Revenues decreased 7% to $116.8 million for the second quarter of 2006 compared with $125.4 million for the second quarter of 2005. The $8.6 million decrease is a result of the end of sales of palladium received in the 2003 Norilsk Nickel transaction and a $1.7 million decrease in sales revenue from mine production, offset by an increase in sales revenues from recycling activities. Sales of 34,000 ounces from recycling activities provided $39.6 million of added revenue in the second quarter, compared to $16.8 million in the same period of 2005 due to higher volumes and much higher realized PGM prices.

For the second quarter of 2006, net cash used by operating activities was $27.7 million, compared to $34.9 million of net cash provided by operating activities for the comparable period of 2005. The reduction in cash provided from operating activities between the second quarter of 2006 and the second quarter of 2005 is primarily the result of the completion in the first quarter of 2006 of sales of the palladium received in the Norilsk Nickel transaction.

Capital expenditures totaled $22.2 million in the second quarter of 2006, including $17.4 million incurred in connection with capitalized mine development activities, compared to a total of $22.8 million in the same period of 2005, which included $18.6 million capitalized mine development. During the second quarter of 2006 capital expenditures at the Stillwater Mine were $12.2 million of which $9.8 million was capitalized mine development and at the East Boulder Mine capital expenditures were $9.5 million of which $7.6 million was capitalized mine development.

SIX MONTHS ENDED JUNE 30

Revenues for the first half of 2006 increased to $256.8 million, compared with $253.8 million for the same period 2005, as higher PGM prices and volumes for recycling activities more than offset the decrease in sales of palladium received in the 2003 Norilsk Nickel transaction due to the Company completing its sales program in early 2006. Sales of 72,000 ounces from recycling activities provided $74.3 million of added revenue in the second half, compared to $42.0 million in the same period of 2005 due to higher volumes and much higher realized PGM prices.

For the first half of 2006, net cash provided by operating activities was $9.2 million, compared to $80.3 million of net cash provided by operating activities for the comparable period of 2005. The reduction in cash provided from operating activities between the first half of 2006 and the first half of 2005 is primarily the result of the completion in the first quarter of 2006 of sales of the palladium received in the Norilsk Nickel transaction.

Capital expenditures totaled $45.4 million in the first half of 2006, including $37.8 million incurred in connection with capitalized mine development activities, compared to a total of $40.2 million in the same period of 2005, which included $35.2 million capitalized mine development. During the first half of 2006 capital expenditures at the Stillwater Mine were $26.1 million of which $22.6 million was capitalized mine development and at the East Boulder Mine capital expenditures were $18.3 million of which $15.2 million was capitalized mine development.

During the second quarter of 2006, the Company made $0.5 million in principal payments on the Company's debt and capital lease obligations. As of June 30, 2006, $1.0 million of the Company's outstanding long-term debt was classified as a current liability.

At June 30, 2006, the Company has $99.9 million outstanding under its term loan facility bearing interest at approximately 7.625%. The amount available under the Company's revolving credit facility is $25.9 million at June 30, 2006, carrying an annual commitment fee of 0.75%. During the first quarter of 2006, the Company amended its primary credit facility to reduce the effective interest rate spread by 100 basis points, which will save approximately $1 million per year in interest expense.

Subsequent to the end of the second quarter of 2006, the Company entered into an interest rate swap, as required under the terms of its credit agreement, effectively fixing the interest rate on $50 million of its long-term debt through December of 2007. As a result, the effective interest rate on this portion of the Company's debt will be about 7.628%.

The Company had cash and cash equivalents of $36.0 million at June 30, 2006. If the Company's highly liquid short-term investments available for sale are included, the Company had $90.6 million of liquidity at June 30, 2006, compared to $135.9 million as of December 31, 2005, a $45.3 million decrease. Essentially all of this 2006 year-to-date decrease reflects cash consumed in building inventory and other working capital associated with the Company's recycling activities. The increased working capital requirement in recycling activities was driven both by higher volumes received for processing and by higher acquisition costs as underlying PGM prices have increased.

METALS MARKET

During the second quarter of 2006, the market price of palladium averaged $345 per ounce, trading as high as $404 per ounce and as low as $282 per ounce, ending the quarter at $312 per ounce. Platinum traded in a range from $1,331 per ounce to $1,070 per ounce and averaged $1,189 per ounce for the quarter ending it at $1,226 per ounce. The combined average market price per ounce of palladium and platinum for the second quarter of 2006 was $539 compared to $359 for the second quarter of 2005.

PGM prices continued to increase during the quarter until mid-May, when investors anticipating continuing interest rate hikes started selling their commodity positions, weakening prices. PGM prices still reflect both underlying supply and demand fundamentals and a certain amount of speculative interest in the metals. The palladium markets continue to see demand growth in particular in the jewelry sector in China and elsewhere as North American jewelers are taking an active interest in using the metal for new lines of jewelry.

Stillwater Mining Company will host its 2006 second quarter results conference call at 11:30 a.m. Eastern Time on August 8, 2006. The conference call dial-in numbers are 800-288-8968 (U.S.) and 612-332-0107 (International). The conference call will be simultaneously webcast on the Internet via the Company's Website at www.stillwatermining.com. To access the conference call on the Company's Website go to the Investor Relations Section under Presentations and click on the link to the Conference Call. A replay of the conference call will be archived on the Company's Website or can be accessed by a telephone replay, which is scheduled to begin on August 8, 2006 at 3:00 p.m. Eastern Time, dial-in numbers (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 838859, through August 15, 2006, ending at 11:59 p.m. Eastern Time.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2005 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

               Key Factors Tables and Financial Statements follow.

STILLWATER MINING COMPANY

KEY FACTORS
(Unaudited)

                                                             THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                  JUNE 30,                      JUNE 30,
                                                         ---------------------------   ---------------------------
                                                             2006           2005           2006           2005
                                                         ------------   ------------   ------------   ------------
OPERATING AND COST DATA FOR MINE PRODUCTION

CONSOLIDATED:
-------------
Ounces produced (000)
Palladium                                                         115            107            228            218
Platinum                                                           34             32             67             65
                                                         ------------   ------------   ------------   ------------
Total                                                             149            139            295            283
                                                         ============   ============   ============   ============
Tons milled (000)                                                 323            296            649            609
Mill head grade (ounce per ton)                                  0.51           0.50           0.50           0.50

Sub-grade tons milled (000) (1)                                    14             24             29             37
Sub-grade tons mill head grade (ounce per ton)                   0.12           0.16           0.13           0.17

Total tons milled (000) (1)                                       337            320            678            646
Combined mill head grade (ounce per ton)                         0.49           0.48           0.48           0.49
Total mill recovery (%)                                            91             91             91             91

Total operating costs (000) (Non-GAAP) (2)               $     40,061   $     38,022   $     78,545   $     76,814
Total cash costs (000) (Non-GAAP) (2)                    $     47,889   $     44,561   $     93,709   $     89,998
Total production costs (000) (Non-GAAP) (2)              $     68,356   $     64,604   $    135,135   $    130,969

Total operating costs per ounce (Non-GAAP) (3)           $        269   $        274   $        266   $        271
Total cash costs per ounce (Non-GAAP) (3)                $        322   $        322   $        318   $        318
Total production costs per ounce (Non-GAAP) (3)          $        460   $        466   $        458   $        463

Total operating costs per ton milled (Non-GAAP) (3)      $        119   $        119   $        116   $        119
Total cash costs per ton milled (Non-GAAP) (3)           $        142   $        139   $        138   $        139
Total production costs per ton milled (Non-GAAP) (3)     $        203   $        202   $        199   $        203

STILLWATER MINE:
----------------
Ounces produced (000)
Palladium                                                          76             76            148            156
Platinum                                                           23             23             44             48
                                                         ------------   ------------   ------------   ------------
Total                                                              99             99            192            204
                                                         ============   ============   ============   ============
Tons milled (000)                                                 180            178            356            374
Mill head grade (ounce per ton)                                  0.59           0.59           0.58           0.58

Sub-grade tons milled (000) (1)                                    14             24             29             37
Sub-grade tons mill head grade (ounce per ton)                   0.12           0.16           0.13           0.17

Total tons milled (000) (1)                                       194            202            385            411
Combined mill head grade (ounce per ton)                         0.56           0.53           0.55           0.54
Total mill recovery (%)                                            92             92             92             92

Total operating costs (000) (Non-GAAP) (2)               $     25,641   $     26,073   $     50,022   $     52,844
Total cash costs (000) (Non-GAAP) (2)                    $     30,739   $     30,591   $     59,836   $     61,871
Total production costs (000) (Non-GAAP) (2)              $     42,477   $     43,794   $     83,572   $     89,166

Total operating costs per ounce (Non-GAAP) (3)           $        259   $        264   $        261   $        259
Total cash costs per ounce (Non-GAAP) (3)                $        310   $        309   $        311   $        303
Total production costs per ounce (Non-GAAP) (3)          $        428   $        443   $        434   $        437

Total operating costs per ton milled (Non-GAAP) (3)      $        132   $        129   $        130   $        129
Total cash costs per ton milled (Non-GAAP) (3)           $        159   $        152   $        155   $        151
Total production costs per ton milled (Non-GAAP) (3)     $        219   $        217   $        217   $        217

STILLWATER MINING COMPANY
KEY FACTORS (continued)
(Unaudited)

                                                             THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                  JUNE 30,                      JUNE 30,
                                                         ---------------------------   ---------------------------
                                                             2006           2005           2006           2005
                                                         ------------   ------------   ------------   ------------
OPERATING AND COST DATA FOR MINE PRODUCTION
(CONTINUED)

EAST BOULDER MINE:
------------------
Ounces produced (000)
Palladium                                                          39             31             80             62
Platinum                                                           11              9             23             17
                                                         ------------   ------------   ------------   ------------
Total                                                              50             40            103             79
                                                         ============   ============   ============   ============
Tons milled (000)                                                 143            118            293            235
Mill head grade (ounce per ton)                                  0.40           0.38           0.40           0.38

Sub-grade tons milled (000) (1)                                     -              -              -              -
Sub-grade tons mill head grade (ounce per ton)                      -              -              -              -

Total tons milled (000) (1)                                       143            118            293            235
Combined mill head grade (ounce per ton)                         0.40           0.38           0.40           0.38
Total mill recovery (%)                                            89             89             90             89

Total operating costs (000) (Non-GAAP) (2)               $     14,420   $     11,949   $     28,524   $     23,970
Total cash costs (000) (Non-GAAP) (2)                    $     17,150   $     13,970   $     33,874   $     28,127
Total production costs (000) (Non-GAAP) (2)              $     25,879   $     20,810   $     51,563   $     41,803

Total operating costs per ounce (Non-GAAP) (3)           $        288   $        301   $        277   $        303
Total cash costs per ounce  (Non-GAAP) (3)               $        347   $        352   $        331   $        356
Total production costs per ounce (Non-GAAP)(3)           $        524   $        524   $        503   $        529

Total operating costs per ton milled  (Non-GAAP) (3)     $        101   $        101   $         97   $        102
Total cash costs per ton milled (Non-GAAP) (3)           $        120   $        119   $        116   $        120
Total production costs per ton milled  (Non-GAAP) (3)    $        181   $        177   $        176   $        178

     (1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

     (2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment writedowns, gain or loss on disposal of property, plant and equipment, restructuring costs, Norilsk Nickel transaction expenses and interest income and expense are not included in total operating costs, total cash costs or total production costs. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues" for additional detail.

     (3) Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues" and the accompanying discussion.

Stillwater Mining Company
KEY FACTORS (continued)
(Unaudited)

                                                         THREE MONTHS ENDED             SIX MONTHS ENDED
                                                              JUNE 30,                      JUNE 30,
                                                     ---------------------------   ---------------------------
                                                         2006           2005           2006           2005
                                                     ------------   ------------   ------------   ------------
SALES AND PRICE DATA

OUNCES SOLD (000)
  Mine Production:
    Palladium                                                 118            121            225            229
    Platinum                                                   35             40             64             71
                                                     ------------   ------------   ------------   ------------
      Total                                                   153            161            289            300

Other PGM activities:
    Palladium                                                  21            121            107            241
    Platinum                                                   18             14             41             39
    Rhodium                                                     4              9             14             22
                                                     ------------   ------------   ------------   ------------
      Total                                                    43            144            162            302
                                                     ------------   ------------   ------------   ------------
Total ounces sold                                             196            305            451            602
                                                     ============   ============   ============   ============
AVERAGE REALIZED PRICE PER OUNCE (4)
  Mine Production:
    Palladium                                        $        378   $        355       $   370       $    355
    Platinum                                         $        839   $        832       $   826       $    827
      Combined                                       $        484   $        472       $   471       $    466

OTHER PGM ACTIVITIES:
    Palladium                                        $        329   $        189       $    287      $    188
    Platinum                                         $      1,060   $        865       $  1,018      $    857
    Rhodium                                          $      4,019   $      1,588       $  3,413      $  1,523

AVERAGE MARKET PRICE PER OUNCE (4)
    Palladium                                        $        345   $        192       $    318      $    190
    Platinum                                         $      1,189   $        871       $  1,111      $    867
    Combined                                         $        539   $        359       $    486      $    350

     (4) The company's average realized price represents revenues (include the effect of contractual floor and ceiling prices) and hedging gains and losses realized on commodity instruments, but excluding contract discounts, all divided by total ounces sold. The average market price represents the average monthly London PM Fix for palladium, platinum and combined prices and Johnson Matthey for rhodium prices for the actual months of the period.

RECONCILIATION OF NON-GAAP MEASURES TO COSTS OF REVENUES

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Loss appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

  While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

  Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Loss. For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Loss.

  Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company's mines.

  When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) - measured for each mine or consolidated - provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

  When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) - measured for each mine or consolidated - provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

  Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or consolidated. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

  When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) - measured for each mine or consolidated - provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

  When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) - measured for each mine or consolidated - provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

  Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

  When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) - measured for each mine or consolidated - provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

  When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) - measured for each mine or consolidated - provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

RECONCILIATION OF NON-GAAP MEASURES TO COSTS OF REVENUES

                                                           THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                JUNE 30,                      JUNE 30,
                                                       --------------------------    --------------------------
(in thousands)                                             2006           2005           2006           2005
----------------------------------------------------   -----------    -----------    -----------    -----------
CONSOLIDATED:
-------------
RECONCILIATION TO CONSOLIDATED COSTS OF REVENUES:
Total operating costs (Non-GAAP)                       $    40,061    $    38,022    $    78,545    $    76,815
  Royalties, taxes and other                                 7,828          6,539         15,164         13,183
                                                       -----------    -----------    -----------    -----------
Total cash costs (Non-GAAP)                            $    47,889    $    44,561    $    93,709    $    89,998
  Asset retirement costs                                       161            148            318            230
  Depreciation and amortization                             21,351         21,821         41,261         39,277
  Depreciation and amortization (in inventory)              (1,045)        (1,926)          (153)         1,464
                                                       -----------    -----------    -----------    -----------
Total production costs (Non-GAAP)                      $    68,356    $    64,604    $   135,135    $   130,969
  Change in product inventories                              2,738         37,720         32,681         68,992
  Costs of recycling activities                             37,969         15,857         69,937         39,322
  Recycling activities  - depreciation                          25             14             50             27
  Add: Profit from recycling activities                      3,384          1,203          6,710          3,103
  Loss or (gain) on sale of assets and other costs              50            (19)           235             12
                                                       -----------    -----------    -----------    -----------
Total consolidated costs of revenues                   $   112,522    $   119,379    $   244,748    $   242,425
                                                       ===========    ===========    ===========    ===========

STILLWATER MINE:
----------------
RECONCILIATION TO COSTS OF REVENUES:
Total operating costs (Non-GAAP)                       $    25,641    $    26,073    $    50,022    $    52,845
  Royalties, taxes and other                                 5,098          4,518          9,814          9,026
                                                       -----------    -----------    -----------    -----------
Total cash costs (Non-GAAP)                            $    30,739    $    30,591    $    59,836    $    61,871
  Asset retirement costs                                       116            107            230            149
  Depreciation and amortization                             11,996         15,392         24,192         26,287
  Depreciation and amortization (in inventory)                (374)        (2,296)          (686)           859
                                                       -----------    -----------    -----------    -----------
Total production costs (Non-GAAP)                      $    42,477    $    43,794    $    83,572    $    89,166
  Change in product inventories                             (1,402)         8,210         (4,486)         3,048
  Add: Profit from recycling activities                      2,265            861          4,376          2,244
  Loss or (gain) on sale of assets and other costs              13            (19)           171            (10)
                                                       -----------    -----------    -----------    -----------
Total costs of revenues                                $    43,353    $    52,846    $    83,633    $    94,448
                                                       ===========    ===========    ===========    ===========
EAST BOULDER MINE:
------------------
RECONCILIATION TO COSTS OF REVENUES:
Total operating costs (Non-GAAP)                       $    14,420    $    11,949    $    28,524    $    23,970
  Royalties, taxes and other                                 2,730          2,021          5,350          4,157
                                                       -----------    -----------    -----------    -----------
Total cash costs (Non-GAAP)                            $    17,150    $    13,970    $    33,874    $    28,127
  Asset retirement costs                                        45             41             88             81
  Depreciation and amortization                              9,355          6,429         17,068         12,990
  Depreciation and amortization (in inventory)                (671)           370            533            605
                                                       -----------    -----------    -----------    -----------
Total production costs (Non-GAAP)                      $    25,879    $    20,810    $    51,563    $    41,803
  Change in product inventories                                978           (872)        (1,897)          (844)
  Add: Profit from recycling activities                      1,119            342          2,334            859
  Loss or (gain) on sale of assets and other costs               -              -             28             22
                                                       -----------    -----------    -----------    -----------
Total costs of revenues                                $    27,976    $    20,280    $    52,028    $    41,840
                                                       ===========    ===========    ===========    ===========

OTHER PGM ACTIVITIES: (1)
---------------------
RECONCILIATION TO COSTS OF REVENUES:
  Change in product inventories                        $     3,162    $    30,382    $    39,064    $    66,788
  Recycling activities - depreciation                           25             14             50             27
  Costs of recycling activities                             37,969         15,857         69,937         39,322
  Loss or (gain) on sale of assets and other costs              37              -             36              -
                                                       -----------    -----------    -----------    -----------
Total costs of revenues                                $    41,193    $    46,253    $   109,087    $   106,137
                                                       ===========    ===========    ===========    ===========

(1) Other PGM activities include recycling and sales of palladium received in the Norilsk Nickel transaction and other

STILLWATER MINING COMPANY
STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(in thousands, except per share data)

                                                       THREE MONTHS ENDED            SIX MONTHS ENDED
                                                            JUNE 30,                     JUNE 30,
                                                  ---------------------------   ---------------------------
                                                      2006           2005           2006           2005
                                                  ------------   ------------   ------------   ------------
REVENUES
  Mine production                                 $     74,099   $     75,845   $    136,373   $    140,034
  PGM recycling                                         39,579         16,849         74,254         41,958
  Sales of palladium received in the Norilsk
   Nickel transaction and other                          3,148         32,716         46,158         71,795
                                                  ------------   ------------   ------------   ------------
      Total revenues                                   116,826        125,410        256,785        253,787

COSTS AND EXPENSES
  Cost of metals sold
    Mine production                                     50,015         51,305         94,436         96,980
    PGM recycling                                       37,969         15,857         69,937         39,322
    Sales of palladium received in Norilsk
     Nickel transaction and other                        3,162         30,382         39,064         66,819
                                                  ------------   ------------   ------------   ------------
        Total costs of metals sold                      91,146         97,544        203,437        203,121

  Depreciation and amortization
      Mine production                                   21,351         21,821         41,261         39,277
      PGM recycling                                         25             14             50             27
                                                  ------------   ------------   ------------   ------------
        Total depreciation and amortization             21,376         21,835         41,311         39,304
                                                  ------------   ------------   ------------   ------------
          Total costs of revenues                      112,522        119,379        244,748        242,425

  Exploration                                              332              -            332              -
  Marketing                                                682            142            890            352
  General and administrative                             5,961          4,806         12,058          9,347
                                                  ------------   ------------   ------------   ------------
          Total costs and expenses                     119,497        124,327        258,028        252,124
Operating (loss) income                                 (2,671)         1,083         (1,243)         1,663

OTHER INCOME (EXPENSE)
  Interest income                                        3,069          1,178          5,053          2,192
  Interest expense                                      (2,735)        (2,876)        (5,540)        (5,678)
                                                  ------------   ------------   ------------   ------------
Loss before income tax provision                        (2,337)          (615)        (1,730)        (1,823)
Income tax provision                                         -              -            (10)            (3)
                                                  ------------   ------------   ------------   ------------
Net loss                                          $     (2,337)  $       (615)  $     (1,740)  $     (1,826)
                                                  ------------   ------------   ------------   ------------
Other comprehensive loss, net of tax                   (13,042)        (2,218)       (29,592)        (1,957)
                                                  ------------   ------------   ------------   ------------
Comprehensive loss                                $    (15,379)  $     (2,833)  $    (31,332)  $     (3,783)
                                                  ============   ============   ============   ============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  Basic                                                 91,207         90,608         91,135         90,550
  Diluted                                               91,207         90,608         91,135         90,550

BASIC LOSS PER SHARE
                                                  ------------   ------------   ------------   ------------
    Net loss                                      $      (0.03)  $      (0.01)  $      (0.02)  $      (0.02)
                                                  ============   ============   ============   ============

DILUTED LOSS PER SHARE
                                                  ------------   ------------   ------------   ------------
    Net loss                                      $      (0.03)  $      (0.01)  $      (0.02)  $      (0.02)
                                                  ============   ============   ============   ============

STILLWATER MINING COMPANY
BALANCE SHEET
(Unaudited)
(in thousands, except share and per share data)

                                                                              June 30,       December 31,
                                                                                2006             2005
                                                                           --------------   --------------
ASSETS
  CURRENT ASSETS
    Cash and cash equivalents                                              $       35,957   $       80,260
    Restricted cash                                                                 2,685            2,685
    Investments, at fair market value                                              54,668           55,668
    Inventories                                                                   128,992           86,634
    Accounts receivable                                                            12,494           27,287
    Deferred income taxes                                                           3,060            5,313
    Prepaid deposits                                                               24,668            6,950
    Other current assets                                                            4,926            4,114
                                                                           --------------   --------------
      Total current assets                                                 $      267,450   $      268,911
                                                                           --------------   --------------
  Property, plant and equipment (net of $180,251 and $141,396
   accumulated depreciation and amortization)                                     448,735          445,199
  Other noncurrent assets                                                          10,423            7,347
                                                                           --------------   --------------
      Total assets                                                         $      726,608   $      721,457
                                                                           ==============   ==============
LIABILITIES  AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES
    Accounts payable                                                       $       16,185   $       14,407
    Accrued payroll and benefits                                                   18,625           17,801
    Property, production and franchise taxes payable                               10,396            9,542
    Current portion of long-term debt and capital lease obligations                 1,646            1,776
    Portion of debt repayable upon liquidation of finished palladium
     in inventory                                                                       -            7,324
    Fair value of derivative instruments                                           34,978           13,284
    Other current liabilities                                                      11,498            4,953
                                                                           --------------   --------------
      Total current liabilities                                            $       93,328   $       69,087
                                                                           --------------   --------------
Long-term debt and capital lease obligations                                      129,846          132,307
Fair value of derivative instruments                                               12,447            4,318
Deferred income taxes                                                               3,060            5,313
Accrued workers compensation                                                        9,480            5,854
Asset retirement obligation                                                         7,646            7,328
Other noncurrent liabilities                                                        4,004            3,706
                                                                           --------------   --------------
      Total liabilities                                                    $      259,811   $      227,913
                                                                           --------------   --------------
STOCKHOLDERS' EQUITY
    Preferred stock, $0.01 par value, 1,000,000 shares
     authorized; none issued                                               $            -   $            -
    Common stock, $0.01 par value, 200,000,000 shares authorized;
     91,247,742 and 90,992,045 shares issued and outstanding                          912              910
    Paid-in capital                                                               612,411          607,828
    Accumulated deficit                                                           (99,532)         (97,792)
    Accumulated other comprehensive loss                                          (46,994)         (17,402)
                                                                           --------------   --------------
      Total stockholders' equity                                           $      466,797   $      493,544
                                                                           --------------   --------------
      Total liabilities and stockholders' equity                           $      726,608   $      721,457
                                                                           ==============   ==============

See notes to consolidated financial statements

STILLWATER MINING COMPANY
STATEMENT OF CASH FLOWS
(Unaudited)
(in thousands)

                                                                     THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                          JUNE 30,                          JUNE 30,
                                                               -------------------------------   -------------------------------
                                                                    2006             2005             2006             2005
                                                               --------------   --------------   --------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                       $       (2,337)  $         (615)          (1,740)  $       (1,826)
Adjustments to reconcile net loss to net cash
 (used in) provided by operating activities
  Depreciation and amortization                                        21,376           21,835           41,311           39,304
  Lower of cost or market inventory adjustment                             42                -            1,140                -
  Loss on disposal of property, plant and equipment                        50                -              235                -
  Stock issued under employee benefit plans                               941            1,191            2,254            2,318
  Amortization of debt issuance costs                                     198              159              383              319
  Share based compensation                                                933              666            1,527            1,055

Changes in operating assets and liabilities
  Inventories                                                         (39,572)          19,680          (43,652)          44,482
  Accounts receivable                                                     (60)          (3,819)          14,793           (4,819)
  Accounts payable                                                      2,669                9            1,778             (492)
  Other                                                               (11,946)          (4,167)          (8,781)             (73)
                                                               --------------   --------------   --------------   --------------
Net cash (used in) provided by operating activities                   (27,706)          34,939            9,248           80,268
                                                               --------------   --------------   --------------   --------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                                (22,232)         (22,755)         (45,356)         (40,222)
  Proceeds from disposal of property, plant and equipment                 207                -              263                -
  Purchases of investments                                            (19,859)          (6,440)         (68,019)         (22,671)
  Proceeds from maturities of investments                              38,532           24,670           69,250           35,821
                                                               --------------   --------------   --------------   --------------
Net cash used in investing activities                                  (3,352)          (4,525)         (43,862)         (27,072)
                                                               --------------   --------------   --------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on long-term debt and capital lease obligations               (461)          (7,488)          (9,915)          (7,941)
  Payments for debt issuance costs                                          -                -             (579)               -
  Issuance of common stock, net of stock issue costs                      601                1              805                9
                                                               --------------   --------------   --------------   --------------
Net cash provided by (used in) financing activities                       140           (7,487)          (9,689)          (7,932)
                                                               --------------   --------------   --------------   --------------
CASH AND CASH EQUIVALENTS
  Net increase (decrease)                                             (30,918)          22,927          (44,303)          45,264
Balance at beginning of period                                         66,875          118,389           80,260           96,052
                                                               --------------   --------------   --------------   --------------
Balance at end of period                                       $       35,957   $      141,316   $       35,957   $      141,316
                                                               ==============   ==============   ==============   ==============

                                       ###